Exhibit 99.1

NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Names New Chief Financial Officer
PITTSBURGH, June 6, 2012 /PRNewswire/ - WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials and advanced supply chain management and logistics services, announces the appointment of Kenneth S. Parks as its Vice President and Chief Financial Officer, effective today.

Mr. Parks, 48, joins WESCO with 27 years of experience, most recently as Vice President of Finance at United Technologies Corporation for their global Fire and Security business, which has approximately $7 billion in revenue, and includes over 40 factories, 350 branches, and 38,000 employees around the world. Previously, Mr. Parks was Director of Investor Relations and served in a number of senior financial and accounting leadership roles at United Technologies Corporation and York International. Mr. Parks began his career at Coopers & Lybrand and is a graduate of the University of Tulsa.

Mr. John J. Engel, WESCO's Chairman and CEO stated: “Ken is an excellent addition to our executive team. His global experience and strong business and financial acumen will help us accelerate execution of our One WESCO growth strategy.”

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WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (“MRO”) and original equipment manufacturers (“OEM”) product, construction materials, and advanced supply chain management and logistic services. 2011 annual sales were approximately $6.1 billion. The Company employs approximately 7,300 people, maintains relationships with over 18,000 suppliers, and serves over 100,000 customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers and utilities. WESCO operates seven fully automated distribution centers and approximately 400 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.
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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Dan Brailer, Vice President, Investor Relations & Corporate Affairs
WESCO International, Inc. (412) 454-4220, Fax: (412) 222-7520
http://www.wesco.com